Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEWARD SCIENCES, INC.,

MT. COOK PHARMA, INC.

AND

SEWARD ACQUISITION CORP.

4.3	Covenants of Tracon	13
4.4	Parent Amended and Restated Certificate of Incorporation and Parent Amended and Restated Bylaws	14
4.5	Use of Proceeds	14
4.6	Reservation of Shares	14

ARTICLE V ADDITIONAL AGREEMENT		14

5.1	Public Disclosure; Securities Law Filings	14
5.2	Commercially Reasonable Efforts; Notification	14
5.3	Third Party Consents	15
5.4	Parent Board of Directors	15
5.5	Parent Management	15
5.6	Indemnification	15

ARTICLE VI CONDITIONS TO THE MERGER		15

6.1	Conditions to Obligations of Each Party to Effect the Merger	15
6.2	Additional Conditions to Obligations of Tracon	15
6.3	Additional Conditions to the Obligations of Parent and Seward Merger Sub	16

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		17

7.1	Termination	17
7.2	Fees and Expenses	17
7.3	Amendment	17
7.4	Extension; Waiver	18

ARTICLE VIII CONTINUATION OF BUSINESS		18

ARTICLE IX GENERAL PROVISIONS		18

9.1	Notices	18
9.2	Counterparts	18
9.3	Entire Agreement; Third Party Beneficiaries	18
9.4	Severability	19
9.5	Governing Law	19
9.6	Assignment	19
9.7	Waiver of Jury Trial	19

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 20, 2007, among Seward Sciences, Inc., a Delaware corporation (“Parent”), Mt. Cook Pharma, Inc., a Delaware corporation (“Mt. Cook”), and Seward Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Seward Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Mt. Cook and Seward Merger Sub intend to enter into a business combination transaction.

B. The Board of Directors of Mt. Cook (i) has determined that the Merger (as defined in Section 1.1 below) is consistent with and in furtherance of the long-term business strategy of Mt. Cook and fair to, and in the best interests of Mt. Cook and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Mt. Cook adopt this Agreement.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of Seward Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Seward Merger Sub, respectively, and fair to and in the best interests of Seward Merger Sub and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the sole stockholder of Seward Merger Sub adopt this Agreement.

E. The Merger is being done in connection with and will be consummated immediately after and on the same day as the closing of an offering of securities by Mt. Cook (the “Offering”) of a minimum amount of $30,000,000 and a maximum of $40,000,000 in aggregate purchase price. The purchase price per share shall be equal to $3.22. The offering is described in the Confidential Offering Memorandum of Mt. Cook, dated July 23, 2007 (the “Memorandum”)

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1.    The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Seward Merger Sub shall be merged with and into Mt. Cook (the “Merger”), the separate corporate existence of Seward Merger Sub shall cease and Mt. Cook shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Mt. Cook Surviving Corporation.”

1.2.    Effective Time. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent’s counsel, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the times at which the Merger has become fully effective (or such later time as may be agreed in writing by Mt. Cook and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3.   Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Mt. Cook and Seward Merger Sub shall vest in the Mt. Cook Surviving Corporation, and all debts, liabilities and duties of Mt. Cook and Seward Merger Sub shall become the debts, liabilities and duties of the Mt. Cook Surviving Corporation.

(b) At the Effective Time, the properties and assets of Parent and Seward Merger Sub will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), except for such liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise (collectively the “Liabilities”) of Parent which shall be set forth in Parent’s Schedule of Liabilities delivered to Mt. Cook.

1.4.   Certificates of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Mt. Cook as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Mt. Cook Surviving Corporation at and after the Effective Time and until restated as required by and contemplated by the subscription agreements executed in connection with the Offering.

(b) The Bylaws of Mt. Cook as in effect immediately prior to the Effective Time shall be the Bylaws of the Mt. Cook Surviving Corporation at and after the Effective Time and until restated as required by and contemplated by the subscription agreements executed in connection with the Offering.

1.5.   Mt. Cook Directors and Officers.

(a) The directors of Mt. Cook immediately prior to the Effective Time shall be the directors of the Mt. Cook Surviving Corporation at and after the Effective Time.

(b) The officers of Mt. Cook immediately prior to the Effective Time shall be the officers of the Mt. Cook Surviving Corporation at and after the Effective Time.

1.6.   Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Mt. Cook and Seward Merger Sub or the holders of any of the following securities, the following shall occur:

(a) Conversion of Mt. Cook Capital Stock. Each share of common stock, par value $0.001 per share, of Mt. Cook (the “Mt. Cook Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held by holders who have not consented to and approved the adoption of this Agreement and who qualify under and have complied with all of the provisions of Section 262 of the DGCL) will be automatically converted into one share of Common Stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) (such aggregate shares of Parent Common Stock being referred to in this Agreement as the “Mt. Cook Merger Consideration”). If any shares of Mt. Cook Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Mt. Cook, then the shares of Parent Common Stock issued in exchange for such shares of Mt. Cook Common Stock will also be unvested subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends.

(b) Mt. Cook Stock Options. At the Effective Time, the Mt. Cook Pharma, Inc. 2005 Stock Incentive Plan (the “Mt. Cook Option Plan”), and all options to purchase Mt. Cook Common Stock then outstanding thereunder, shall be assumed by Parent.

(c) Mt. Cook Warrants. At the Effective Time, all warrants to purchase Mt. Cook Common Stock then outstanding shall be assumed by Parent, and shall become exercisable for shares of Parent Common Stock.

(d) Adjustments to Mt. Cook Merger Consideration. Except as described in Section 1.7, the Mt. Cook Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Mt. Cook Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger. At the Effective Time, each fractional share of Mt. Cook Capital Stock shall be cancelled and such fractional share shall be rounded to the nearest whole share.

1.7.   No Further Ownership Rights in Mt. Cook Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Mt. Cook Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of Mt. Cook Surviving Corporation of shares of Mt. Cook Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Mt. Cook Common Stock (“Certificates”) are presented to Mt. Cook Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8.    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Mt. Cook Common Stock represented by such Certificates were converted pursuant to Section 1.6(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or Mt. Cook Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9.    Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that Parent, Mt. Cook and Seward Merger Sub are intended to be “parties to a reorganization” within the meaning of Section 368(b) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.10.   Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Mt. Cook Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Mt. Cook and Seward Merger Sub, the officers and directors of Parent and the Mt. Cook Surviving Corporation shall be fully authorized (in the name of Seward Merger Sub, Mt. Cook and otherwise) to take all such necessary action.

1.11.   Restrictions on Transfer; Legends. Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing shares of Parent issued in the Merger, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND WERE OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

1.12.   Exchange of Stock Certificates.

(a) The purchasers of Mt. Cook Common Stock in the Offering will automatically receive stock certificates for the shares of Parent Common Stock which are issued as merger consideration for their shares of Mt. Cook Common Stock as required by Section 1.6 and as contemplated by the subscription agreements executed in connection with the Offering.

(b) Holders of Mt. Cook Common Stock issued prior to the Offering will receive a letter of transmittal directing them to send their certificates to Parent for exchange as set forth in this Section 1.12(b).

(1) On or prior to the Closing Date, Mt. Cook shall prepare a schedule identifying (i) all Mt. Cook Stockholders and (ii) the Mt. Cook Merger Consideration due to each Mt. Cook stockholder pursuant to Section 1.6. At the Closing, Parent shall deposit with Wyrick Robbins Yates & Ponton LLP, the Parent’s exchange agent (the “Exchange Agent”) the aggregate Mt. Cook Merger Consideration.

(2) Within three (3) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each Mt. Cook stockholder (excluding those Mt. Cook stockholders holding only Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), which shall be in customary form with such customary provisions as Parent shall reasonably specify (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Mt. Cook Merger Consideration.

(3) At any time after the Effective Time, upon surrender to the Exchange Agent of any Certificate (other than Certificates representing Dissenting Shares), together with such duly executed Letter of Transmittal, the holder of each such Certificate shall be entitled to receive from the Exchange Agent immediately thereafter in exchange therefor the portion of the Mt. Cook Merger Consideration to which such holder is entitled pursuant to Section 1.6, without interest. Each Certificate surrendered shall be canceled. If payment or delivery is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.12, each Certificate (other than Certificates canceled pursuant to this Agreement and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Mt. Cook Merger Consideration if, as and when payable pursuant to the terms set forth in this Agreement, without interest.

(4) In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Mt. Cook Merger Consideration to which such holder is entitled pursuant to Section 1.6, without interest.

(5) Any portion of the Mt. Cook Merger Consideration paid to the Exchange Agent that remains unclaimed by the former holders of shares of Mt. Cook Common Stock one year after the Effective Time shall be delivered to Parent. Any such holder who has not theretofore exchanged his Certificates for the Mt. Cook Merger Consideration in accordance with this Article I shall thereafter look only to Parent for payment of the applicable Mt. Cook Merger Consideration payable in respect thereof, determined pursuant to this Agreement, without interest. None of Parent, Mt. Cook or the Mt. Cook Surviving Corporation shall be liable to any former holder of shares of Mt. Cook Common Stock for any amount paid to a governmental authority pursuant to any applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Certificates one year after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(6) After the Effective Time, there shall be no transfers on the stock transfer books of the Mt. Cook Surviving Corporation of the shares of Mt. Cook Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Mt. Cook Surviving Corporation, they shall be canceled and exchanged for the Mt. Cook Merger Consideration, as applicable, as provided for, and in accordance with, the provisions of this Section 1.12.

(7) Each share of Mt. Cook Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Mt. Cook Merger Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Mt. Cook Merger Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.

(8) Mt. Cook shall give Parent (i) prompt notice of any written demands for appraisal of any Mt. Cook Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Mt. Cook and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Mt. Cook shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Mt. Cook Common Stock or offer to settle or settle any such demands.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MT. COOK

Mt. Cook hereby represents and warrants to Parent that:

2.1.    Subsidiaries. Mt. Cook has no direct or indirect subsidiaries other than as described in the Memorandum.

2.2.    Organization and Qualification. Mt. Cook is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Mt. Cook is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Mt. Cook is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, other than any jurisdiction in which the failure so to qualify or be in good standing would not have a Material Adverse Effect.

2.3.    Authorization, Enforcement. Mt. Cook has the requisite corporate power and authority to enter into and to consummate the Merger. The execution and delivery of this Agreement by Mt. Cook and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Mt. Cook and no further consent or action is required by Mt. Cook, other than the Required Approval (as defined below) and the approval of Mt. Cook’s stockholders. This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Mt. Cook enforceable against Mt. Cook in accordance with its terms, subject to the foregoing approval, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

2.4.    No Conflicts. The execution, delivery and performance of this Agreement by Mt. Cook and the consummation by Mt. Cook of the Merger do not and will not, subject to filing of the Certificate of Merger with the Delaware Secretary of State: (i) conflict with or violate any provision of Mt. Cook’s Certificate of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing Mt. Cook debt or otherwise) or other understanding to which Mt. Cook is a party or by which any material property or asset of Mt. Cook is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which Mt. Cook is subject (including federal and state securities laws and regulations), or by which any material property or asset of Mt. Cook is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate (a) adversely affect the legality, validity or enforceability of the Merger, (b) have or result in a material adverse effect on the results of operations, assets, prospects, business and condition (financial or otherwise) of Mt. Cook, taken as a whole, or (c) adversely impair Mt. Cook’s ability to perform fully on a timely basis its obligations under this Merger Agreement (any of (a), (b) or (c), a “Mt. Cook Material Adverse Effect”).

2.5.    Filings, Consents and Approvals. Mt. Cook is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by Mt. Cook of this Agreement, other than the filing with the Secretary of State of Delaware of a certificate of merger (the “Required Approval”).

2.6.    Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock and other securities of Mt. Cook prior to the closing of the Offering, after the closing of the Offering (both assuming both the Maximum Amount and the Minimum Amount) and after the consummation of the Merger, is as set forth in the Memorandum.

2.7.    Financial Statements. The financial statements of Mt. Cook included in the Memorandum have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Mt. Cook as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

2.8.    Material Changes. Since the date of the latest financial statements included in the Memorandum: (i) there has been no event, occurrence or development that has had a Mt. Cook Material Adverse Effect, (ii) Mt. Cook has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Mt. Cook’s financial statements pursuant to GAAP, (iii) Mt. Cook has not altered its method, principle or practice of financial or tax accounting or the identity of its auditors, (iv) Mt. Cook has not declared or made any dividend or distribution of cash or other property to its stockholders except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock except consistent with prior practice or pursuant to existing Mt. Cook stock option or similar plans, (v) Mt. Cook has not issued any equity shares to any officer, director or affiliate, except pursuant to existing Mt. Cook stock option or similar plans; (vi) there has been no change in the officers, directors, key employees or key independent contractors of Mt. Cook (except such persons as may be hired prior to the Closing Date as described in the Memorandum), (vii) there has been no labor trouble or claim of unfair labor or employment practices involving Mt. Cook, any change in the compensation or other benefits payable or to become payable by Mt. Cook to any of its Affiliates, or to any of its officers, employees, or independent contractors, or any bonus payments or arrangements made to or with any of such officers, employees or independent contractors, (viii) there has been no forgiveness or cancellation of any debt or claim by Mt. Cook or any waiver by Mt. Cook of any right of material value, other than compromises of accounts receivable in the ordinary course of business, (ix) there has been no incurrence, discharge or satisfaction of any lien by Mt. Cook or on any of the capital stock, other securities, properties or assets owned or leased by Mt. Cook, or (x) there has been no agreement, understanding or commitment by or on behalf of Mt. Cook, whether in writing or otherwise, to do or permit any of the things referred to in this Section 2.8.

2.9.    Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Mt. Cook, threatened against or affecting Mt. Cook or its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Mt. Cook Material Adverse Effect. Mt. Cook is not nor has it ever been the subject of any Action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of Mt. Cook, there is not pending or contemplated, any investigation by the SEC involving Mt. Cook.

2.10.   Compliance. Except as disclosed in the Memorandum, Mt. Cook is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Mt. Cook under), nor has Mt. Cook received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in a Mt. Cook Material Adverse Effect, (ii) in violation of any order of any court, arbitrator or governmental body, or (iii) in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a Mt. Cook Material Adverse Effect. Mt. Cook has not committed, been charged with, or, to Mt. Cook’s knowledge, been under investigation with respect to, nor does there exist, any violation by Mt. Cook of any provision of any federal, state, or local law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and could not reasonably be expected to have a Mt. Cook Material Adverse Effect. Mt. Cook has and maintains all licenses, permits, and other authorizations from all such governmental authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, except for any such licenses, permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and could not reasonably be expected to have a Mt. Cook Material Adverse Effect, and all of which are in full force and effect in all material respects.

2.11.   Regulatory Permits. Except as otherwise described in the Memorandum, Mt. Cook possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the Memorandum, except where the failure to possess such permits would not, individually or in the aggregate, have a Mt. Cook Material Adverse Effect (“Material Permits”), and Mt. Cook has not received any notice of proceedings relating to the revocation or modification of any Material Permit. Mt. Cook is in material compliance with all applicable provisions of the United States Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder, and equivalent laws, rules and regulations in jurisdictions outside the U.S. where Mt. Cook does business. Mt. Cook has not received any notices or communications from the Food and Drug Administration concerning any of the product candidates that interferes or limits the business as currently conducted or proposed to be conducted or that would have a Mt. Cook Material Adverse Effect on Mt. Cook.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND SEWARD MERGER SUB

Each of Parent and Seward Merger Sub, jointly and severally, hereby represents and warrants to Mt. Cook that:

3.1.   Organization of Parent and Seward Merger Sub.

(a) Each of Parent and Seward Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Seward Merger Sub as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; it being understood, however, that Parent’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Parent Material Adverse Effect.

(b) Parent has no subsidiaries other than Seward Merger Sub.

(c) Parent has delivered or made available to Mt. Cook a true and correct copy of the Certificate of Incorporation and Bylaws of each of Parent and Seward Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor Seward Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2.    Capital Structure. The authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, $0.001 par value, of which there are 125,000 shares issued and outstanding and 10,000,000 shares of Preferred Stock, $0.001 par value, of which there are no shares issued and outstanding. The authorized capital stock of Seward Merger Sub consists of 100 shares of Common Stock, par value $0.0001 per share, of which there are 100 shares issued and outstanding. There are no options, warrants, convertible debt or other equity or derivative securities of Parent or Seward Merger Sub outstanding. All outstanding shares of Parent and Seward Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent and Seward Merger Sub or any agreement or document to which Parent or Seward Merger Sub is a party or by which it is bound.

3.3.    Obligations With Respect to Capital Stock. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Seward Merger Sub is a party or by which it is bound obligating Parent or Seward Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or Seward Merger Sub or obligating Parent or Seward Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security partnership interest or similar ownership interest of any class of Seward Merger Sub.

3.4.   Authority.

(a) Each of Parent and Seward Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Seward Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Seward Merger Sub and, assuming the due authorization, execution and delivery by Mt. Cook, constitutes the valid and binding obligation of each of Parent and Seward Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Seward Merger Sub, do not, and the performance of this Agreement by each of Parent and Seward Merger Sub, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, or Seward Merger Sub, respectively (collectively, the “Charter Documents”), (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Seward Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Seward Merger Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Seward Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Seward Merger Sub is a party or by which Parent or Seward Merger Sub, or any of their respective properties are bound or affected.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any U.S. or foreign federal, state, local, municipal or other governmental authority or agency, including any governmental division, department, commission or other body (“Governmental Entity”) is required by or with respect to any of Parent or Seward Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including under Regulation D) and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5.   Parent SEC Filings; Parent Financial Statements.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports” and Parent has provided or made available to Mt. Cook copies thereof and of all correspondence to or from the SEC with respect to the Parent. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Parent as of March 31, 2007 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, the Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to Mt. Cook a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of business and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect, (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Seward Merger Sub, whether or not covered by insurance, (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby, (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time, or (v) any change by Parent in accounting principles, practices or methods.

3.7.   Tax Matters.

(a) For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law), and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts, (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Parent has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financial Statements and the Parent Balance Sheet and, to Parent’s knowledge, there are no material unresolved questions or claims concerning Parent’s Tax liability. Parent’s Tax Returns have not been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Parent or Seward Merger Sub that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Parent or Seward Merger Sub.

(c) Neither Parent nor Seward Merger Sub has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d) Neither Parent nor Seward Merger Sub is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f) Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) Parent has never been a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(h) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Parent.

(i) As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Parent to continue, either in the form of Mt. Cook as a wholly owned subsidiary of Parent or through a member of Parent’s “qualified group” (as defined in Regulations Section 1.368 1(d)(4)), at least one significant historic business line of Mt. Cook, or to use at least a significant portion of Mt. Cook’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368 1(d). As of the date of the Merger, (i) Parent will own all of the outstanding stock or other equity interests in Seward Merger Sub, and (ii) Parent will be in “control” of Seward Merger Sub within the meaning of Code Section 368(c). Parent has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of Mt. Cook following the Merger, and Parent has no present plan or intention to cause Mt. Cook to issue additional stock following the Merger, that in either case would result in Parent’s not having “control” of Mt. Cook within the meaning of Code Section 368(c).

(j) Neither Parent nor Seward Merger Sub has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.8.    Patents and Trademarks. Parent has no patents, trademarks, licenses, sublicenses, or any agreement relating to the ownership of use of any intellectual property.

3.9.    Compliance; Permits; Restrictions.

(a) Neither Parent nor Seward Merger Sub is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or Seward Merger Sub or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Seward Merger Sub is a party or by which Parent or Seward Merger Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or Seward Merger Sub, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or Seward Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Seward Merger Sub, any acquisition of material property by Parent or Seward Merger Sub or the conduct of business by Parent as currently conducted.

(b) Parent and Seward Merger Sub hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and Seward Merger Sub are in compliance in all material respects with the terms of the Parent Permits.

3.10.   Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, nor, to Parent’s knowledge, threatened, against Parent or Seward Merger Sub.

3.11.   Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Parent.

3.12.   Labor Agreements and Actions, Employee Benefit Plans.

(a) Neither Parent nor Seward Merger Sub is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent, has sought to represent any of the employees, representatives, or agents of Parent or Seward Merger Sub. There is no strike or other labor dispute involving Parent or Seward Merger Sub pending or, to the knowledge of Parent, threatened, nor is Parent aware of any labor organization activity involving its employees.

(b) Neither Parent nor Seward Merger Sub has ever sponsored, maintained, contributed to or had any liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy.

(c) There are no employment agreements for any officers or employees of Parent.

3.13.    Absence of Liens and Encumbrances. Each of Parent and Seward Merger Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14.    Environmental Matters. Neither Parent nor Seward Merger Sub has conducted any activity which could give rise to any environmental liability.

3.15.    Agreements. Parent is not a party to any written or oral agreements, except that Parent has entered into retainer and engagement agreements with its audit and legal professionals in the ordinary course of its business.

3.16.    Board Approval. The Board of Directors of each of Parent and Seward Merger Sub has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of it and its stockholders and (ii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

3.17.    Valid Issuances. The Mt. Cook Merger Consideration to be issued by Parent in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, full paid and nonassessable, free of all liens and encumbrances and not subject to preemptive rights and, subject to receipt of complete and executed investor questionnaires from each holder of Mt. Cook capital stock, will be exempt from the registration requirements of the Securities Act and applicable blue sky laws.

3.18.    Additional Representations and Warranties. Parent hereby represents, warrants, acknowledges and agrees to all of the representations and warranties found in Section 5A of the subscription agreements executed in connection with the Offering as if made in their entirety under this Agreement.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.    Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Mt. Cook and Parent shall carry on their respective business in the ordinary course and in substantial compliance with all applicable laws and regulations.

4.2.    Covenants of Parent. Except as permitted by the terms of this Agreement, without the prior written consent of Mt. Cook, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit Seward Merger Sub to do any of the following:

(a) Enter into, amend or terminate any agreement with any third party;

(b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c) Issue, authorize or deal in any securities of Parent or Seward Merger Sub;

(d) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(e) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or Seward Merger Sub, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(f) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.3.   Covenants of Mt. Cook. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Mt. Cook shall not (i) amend the Mt. Cook charter documents), (ii) split, combine or reclassify its outstanding shares of capital stock, (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, (iv) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code, (v) conduct its business, other than in the ordinary course consistent with past practices, or as contemplated by this Agreement or (vi) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Mt. Cook, except as contemplated by the Confidential Offering Memorandum of Mt. Cook dated the date hereof.

4.4.    Parent Amended and Restated Certificate of Incorporation and Parent Amended and Restated Bylaws.  Mt. Cook and Parent shall use its best efforts immediately after the Closing to obtain stockholder approval of the Seward Amended and Restated Certificate of Incorporation and Seward Amended and Restated Bylaws in substantially the forms attached to the Memorandum. No Parent stockholder action by written consent will be solicited or taken prior to the adoption of the Parent Amended and Restated Certificate of Incorporation and Parent Amended and Restated Bylaws.

4.5.    Use of Proceeds. Mt. Cook shall use proceeds from the Offering in the manner described in the Memorandum.

4.6.    Reservation of Shares. Mt. Cook has reserved out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all securities issuable pursuant to the warrants issued in the Offering and assumed by Parent hereunder, such number of shares of Common Stock as are sufficient therefore.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.    Public Disclosure; Securities Law Filings. Parent and Mt. Cook will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement. In addition, Parent and Mt. Cook agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K and information required by Rule 14f-1 under the Exchange Act.

5.2.   Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

(b) Parent shall give prompt notice to Mt. Cook upon becoming aware that any representation or warranty made by it or Seward Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Seward Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Mt. Cook shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Mt. Cook to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3.    Third Party Consents. On or before the Closing Date, Parent and Mt. Cook will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4.    Parent Board of Directors. At the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Charter Documents, shall take all necessary action (which action will include the resignation of all existing directors) to appoint each of the existing directors of Mt. Cook as directors of Parent.

5.5.    Parent Management. At the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Charter Documents shall take all necessary action to appoint the officers of Mt. Cook to the similar offices of Parent. At the Effective Time, all officers of Parent shall resign from their offices.

5.6.    Indemnification.  Parent will indemnify and hold Mt. Cook and its directors, officers, shareholders, partners, employees and agents (each, an “Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnified Party may suffer or incur as a result of, arising out of or relating to any breach of any of the representations, warranties, covenants or agreements made by Parent in this Agreement or the subscription agreements executed in connection with the Offering.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1.    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by both Parent and Mt. Cook:

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law and the Mt. Cook charter documents by the stockholders of Mt. Cook, and Mt. Cook stockholders holding less than 6% of the Mt. Cook Common Stock shall have exercised appraisal rights under the DGCL;

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(c) Officers’ Certificate. Each party shall have furnished to the other an officer’s dated as of the Effective Date, in which such officer shall certify that the conditions set forth in Sections 6.1, 6.2 or 6.3 (as applicable) have been fulfilled and are true and correct;

6.2.    Additional Conditions to Obligations of Mt. Cook. The obligation of Mt. Cook to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Mt. Cook:

(a) Representations and Warranties. The representations and warranties of Parent and Seward Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Mt. Cook shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect;

(b) Agreements and Covenants. Each of Parent and Seward Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Mt. Cook shall have received a certificate to such effect signed on behalf of each of Parent and Seward Merger Sub by an authorized officer of each;

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Mt. Cook shall conclude that it has or could have a Material Adverse Effect on the Parent and Mt. Cook Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(d) Other Agreements and Resignations. Each of the officers and directors of Parent and Seward Merger Sub immediately prior to the Closing Date shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Closing Date;

(e) Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by Mt. Cook in connection therewith; and

(f) Minimum Financing. Mt. Cook shall have closed on at least $30,000,000 of gross cash proceeds from the sale of the Mt. Cook Common Stock and warrant to purchase Mt. Cook Common Stock (the “Financing”).

(g) Legal Opinion. Counsel to Parent shall have delivered a legal opinion to Mt. Cook in substantially the form attached hereto as Exhibit A.

6.3.   Additional Conditions to the Obligations of Parent and Seward Merger Sub. The obligations of Parent and Seward Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Mt. Cook set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Mt. Cook by an officer of Mt. Cook to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Mt. Cook Material Adverse Effect;

(b) Agreements and Covenants. Mt. Cook shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Mt. Cook by an authorized officer of Mt. Cook;

(c) Minimum Financing. Mt. Cook shall have consummated the Financing;

(d) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Mt. Cook Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Mt. Cook Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Parent and Seward Merger Sub, together, shall conclude that it has or could have a Mt. Cook Material Adverse Effect; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(e) Audited Financial Statements. Mt. Cook shall have obtained such audited financial statements that are required to be filed with the SEC as an exhibit to the Current Report of Parent on Form 8-K, available on or before Closing.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1.   Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Mt. Cook:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Mt. Cook; or

(b) by either Parent or Mt. Cook if the Merger shall not have been consummated by August 15, 2007, which date will be automatically extended for up to 60 days if the expiration of the Financing shall have been extended (such date, being the “Outside Date”).

(c) by either Parent or Mt. Cook if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger; or

(d) by Parent, on the one hand, or Mt. Cook, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Section 6.2 (in the case of Mt. Cook) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

7.2.    Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3.    Amendment. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Mt. Cook and Seward Merger Sub.

7.4.    Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
CONTINUATION OF BUSINESS

Parent, either directly or through Mt. Cook as long as Mt. Cook is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), plans to continue at least one significant historic business line of Mt. Cook, and use a significant portion of Mt. Cook’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d).

ARTICLE IX
GENERAL PROVISIONS

9.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)    if to Parent or Seward Merger Sub:

Seward Sciences, Inc.
c/o Paramount BioSciences, LLC
787 Seventh Avenue, 48th Floor
New York, New York 10019
Attn: Timothy Hofer
Fax: (212) 554-4355

(b)    if to Mt. Cook:

Mt. Cook Pharma, Inc.
214 Carnegie Center
Princeton, NJ 08540
Facsimile: (212) 554-4355
Attn: Alan Joslyn, Ph.D.

 With a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Facsimile: (919) 781-4865
Attn: W. David Mannheim, Esq.

9.2.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

9.3.    Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.4.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

9.6.    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7.    Waiver of Jury Trial. EACH OF PARENT, MT. COOK AND SEWARD MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MT. COOK AND SEWARD MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page is blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

Seward Sciences, Inc.

By:       /s/ Matt Davis
Name: Matt Davis
Title: Authorized Signatory

Mt. Cook Pharma, Inc.

By:   /s/ Alan Joslyn, Ph.D.
Name: Alan Joslyn, Ph.D.
Title: President & Chief Executive Officer

Seward Acquisition Corp.

By:   /s/ Timothy M. Hofer
Name: Timothy M. Hofer
Title: President

Parent Schedule of Liabilities

On August 14, 2005, Seward issued a 5% promissory note payable to Paramount BioCapital Investments, LLC (“PBCI”), an affiliate of PBS and the Placement Agent. This promissory note and all accrued interest matures on August 14, 2008 or earlier if certain events occur. This note payable was issued to PBCI for future expenses that it has since paid on behalf of Seward. As of March 31, 2007 and December 31, 2006, the principal balance of this note was $31,340. On December 31, 2006, this note was assigned to PBS. In addition, on January 30, 2006, Seward issued a 5% promissory note payable to PBS. This note and all accrued interest matures on January 30, 2009 or earlier if certain events occur. This note payable was issued to PBS for future expenses that it has since paid on behalf of Seward. As of March 31, 2007 and December 31, 2006, the principal balance of this note was $33,568 and $20,584, respectively. Also, effective January 1, 2006, Seward began accruing a monthly fee of $1,000 charged by PBS for certain management services. All of the amounts outstanding under these notes or otherwise accrued by Seward (the “Seward Obligations”) will be repaid in full upon consummation of this Offering and the Merger, and such notes and such management services arrangement will be terminated.

EXHIBIT A

LEGAL OPINIONS TO BE PROVIDED

1. Based solely on Certificates of Good Standing dated __________, 2007, from the Secretary of State of the State of Delaware, each of Parent and Seward Merger Sub is validly existing as a corporation and in good standing in the State of Delaware. Each of Parent and Seward Merger Sub has the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

2. Each of the Merger Agreement, the Subscription Agreement and the Registration Rights Agreement has been duly executed and delivered by each of Parent and Seward Merger Sub and the consummation by each of Parent and Seward Merger Sub of the Merger has been duly authorized by all necessary corporate action. Each of the Merger Agreement, the Subscription Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of each of Parent and Seward Merger Sub, enforceable against them according to its terms. The Subscription Agreements and Registration Rights Agreements have been duly executed and delivered by Parent and the consummation by Parent of the transactions contemplated thereby has been duly authorized by all necessary corporate action. The Subscription Agreements and Registration Rights Agreements constitute the legal, valid and binding obligation of Parent, enforceable against it according to their terms.

3. No approval, authorization, waiver, consent, registration, filing, qualification, license or permit of or with any court, regulatory, administrative or other governmental body is required for the execution and delivery of the each of the Merger Agreement, the Subscription Agreement and the Registration Rights Agreement or the consummation of the transactions contemplated thereby, except such as we understand will be timely filed under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), such as may be required under applicable “Blue Sky” laws and the Required Approvals (as defined in the Subscription Agreements) and except for the filing of the Certificate of Merger.

4. The execution and delivery by each of Parent and Seward Merger Sub of each of the Merger Agreement, the Subscription Agreement and the Registration Rights Agreement do not, and the consummation of the Merger will not, (i) violate their respective Certificates of Incorporation or Bylaws; (ii) violate, breach, or result in a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Parent or Seward Merger Sub or result in the ability to accelerate, any existing obligation of or restriction on Parent or Seward Merger Sub under any other material contract or agreement of Parent or Seward Merger Sub referenced in the Memorandum, or (iii) to our knowledge, breach or otherwise violate any existing obligation of or restriction on Parent or Seward Merger Sub under any order, judgment or decree of any state or federal court or governmental authority binding on Parent or Seward Merger Sub.

5. To our knowledge there are no actions, suits, investigations or proceedings pending or threatened against Parent or Seward Merger Sub before any court, arbitrator or governmental agency, which (i) seek to affect the enforceability of each of the Merger Agreement, the Subscription Agreement and the Registration Rights Agreement or the right of Parent or Merger Sub to enter into such agreements or (ii) seek damages in a material amount.

6. Upon the filing of the Certificate of Merger with the Delaware Secretary of State, the Merger will be duly consummated and shall become effective in accordance with Delaware law.

7. The outstanding capitalization of Parent is as set forth in the Memorandum.

8. Based in part upon the representations made by each of the Purchasers in the Subscription Agreements and the representations made by the existing stockholders of Parent in certain stockholder questionnaires, the exchange of the shares of common stock of Mt. Cook for shares of common stock of Parent and the Warrants and the Warrant Shares to the Purchasers in accordance with the terms of the Subscription Agreements are exempt from the registration requirements of Section 5 of the Securities Act and from the securities registration and qualification requirements of all applicable state securities laws.